SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                 AMENDMENT NO. 2
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934


                            COMVERSE TECHNOLOGY, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))


           Options to Purchase Common Stock, Par Value $0.10 Per Share
                         (Title of Class of Securities)


                                    20586240
                      (CUSIP Number of Class of Securities)


                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
           (Name, Address, and Telephone Numbers of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy to:

    William F. Sorin, Esq.                            Jeffrey Nadler, Esq.
 General Counsel and Secretary                     Weil, Gotshal & Manges LLP
   Comverse Technology, Inc.                            767 Fifth Avenue
   170 Crossways Park Drive                         New York, New York 10153
   Woodbury, New York 11797                              (212) 310-8000
        (516) 677-7200


======================================= ========================================

        Transaction valuation*                     Amount of Filing Fee
--------------------------------------- ----------------------------------------

              $96,776,507                                $19,356
======================================= ========================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 23,731,947 shares of common stock of Comverse Technology, Inc. having an aggregate value of $96,776,507 as of May 21, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement, or the Form or Schedule and the date of its filing.

  Amount Previously Paid: $19,356       Filing Party: Comverse Technology, Inc.
                          -------                     -------------------------
  Form or Registration No.: 5-39315     Date Filed: May 22, 2001
                            -------                 ------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

           Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      third-party tender offer subject to Rule 14d-1.
[X]      issuer tender offer subject to Rule 13e-4.
[ ]      going-private transaction subject to Rule 13e-3.
[ ]      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]



NY2:\1167907\02\P15V02!.DOC\37994.0003

INTRODUCTORY STATEMENT

           This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by Comverse Technology, Inc. (the "Company") with the Securities and Exchange Commission on May 22, 2002, as amended by Amendment No. 1 to Schedule TO filed on June 12, 2002 (the "Schedule TO"), relating to an offer by the Company to exchange certain options to purchase shares of the Company's common stock, par value $0.10 per share ("Common Stock"), on the terms and subject to the conditions described in the Offer to Exchange Options to Purchase Common Stock, dated May 22, 2002, as amended on June 12, 2002 (the "Offer to Exchange"), filed as Exhibit (a)(i) to Amendment No. 1 to Schedule
TO filed with the Securities and Exchange Commission on June 12, 2002.


ITEM 4.    TERMS OF THE TRANSACTION.

           Item 4 is hereby amended to add the following:

           The Offer to Exchange expired at 5:00 p.m., New York City time, on Thursday, June 20, 2002. Pursuant to the Offer to Exchange, we accepted for cancellation options to purchase 18,926,540 shares of Common Stock from 2,949 employees. In exchange for the cancelled options, participating employees received the right to be granted options to purchase a total of 16,087,559 shares of Common Stock on the grant date of December 23, 2002, subject to the terms and conditions of the Offer to Exchange.

ITEM 12.    EXHIBITS.

              (a)(i) Offer to Exchange, dated May 22, 2002, as amended on June 12, 2002.*

              (a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.**

              (a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.**

              (a)(iv)       Website Login Page.**

              (a)(v)        Election Form.**

              (a)(vi)       Form of Receipt of Election.**


--------------
* Previously filed as an exhibit to the Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on June 12, 2002.

** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 22, 2002.

              (a)(vii)      Form of Election Confirmation.*

              (a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002.*

              (a)(ix) Comverse Technology, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, filed with the Securities and Exchange Commission on June 12, 2002.*

              (a)(x)        E-mail communication to Comverse Technology, Inc.
                            employees, dated June 12, 2002.*

              (a)(xi) Press Release, dated May 22, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2002).

              (b)           Not applicable.

              (d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).

              (d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

              (d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

              (d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

              (d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

              (d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

              (d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

              (d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

              (d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

              (d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

              (d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

              (d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

              (d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

              (d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

              (d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

              (d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19,
                            1999).

              (d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

              (d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11,
                            2000).

              (d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11,
                            2000).

              (d)(xx)       Form of Stock Option Agreement.**

              (g)           None.

              (h)           None.


ITEM 13.   INFORMATION REQUIRED BY SCHEDULE 13E-3.

           Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

                                   COMVERSE TECHNOLOGY, INC.

                                   By: /s/ William F. Sorin
                                       ----------------------------------------
                                       Name: William F. Sorin
                                       Title: General Counsel and Secretary
July 9, 2002

                                  EXHIBIT INDEX

Exhibit
Number        Description
------        -----------

(a)(i)        Offer to Exchange, dated May 22, 2002, as amended on June 12,
              2002.*

(a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.**

(a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.**

(a)(iv)       Website Login Page.**

(a)(v)        Election Form.**

(a)(vi)       Form of Receipt of Election.**

(a)(vii)      Form of Election Confirmation.*

(a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002.*

(a)(ix) Comverse Technology, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, filed with the Securities and Exchange Commission on June 12, 2002.*

(a)(x) E-mail communication to Comverse Technology, Inc. employees, dated June 12, 2002.*

(a)(xi) Press Release, dated May 22, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2002).

(b)           Not applicable.

(d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).


-----------------------
* Previously filed as an exhibit to the Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on June 12, 2002.

** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 22, 2002.

(d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

(d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

(d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

(d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

(d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

(d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

(d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

(d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

(d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 1999).

(d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xx)       Form of Stock Option Agreement.**

(g)           None.

(h)           None.